UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2010

FIRST MARINER BANCORP
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	000-21815 (Commission File Number)	52-1834860 (IRS Employer Identification No.)

1501 S. Clinton Street, Baltimore, MD  21224
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 24, 2010, First Mariner Bancorp (the “Company”) received a letter from The NASDAQ Stock Market providing notice that, for 30 consecutive business days, the Company’s common stock had not maintained a minimum bid price of $1.00 per share as required for continued inclusion on The Nasdaq Global Market by Listing Rule 5450(a)(1). This notification has no effect on the listing of the Company’s securities at this time.

NASDAQ has provided the Company 180 calendar days, or until February 22, 2011, to regain compliance with Listing Rule 5450(a)(1). If, at any time before February 22, 2011, the bid price of the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with Listing Rule 5450(a)(1) and the Company’s shares will continue to trade on The Nasdaq Global Market. If the Company does not regain compliance by February 22, 2011, the NASDAQ Staff will provide written notification that the Company’s securities will be delisted.  Alternatively, if the Company does not meet the minimum bid requirement by February 22, 2011 but would otherwise meet all NASDAQ Capital Market initial inclusion requirements except bid price, the Company could apply to be listed on the NASDAQ Capital Market and the Company would have 180 additional days to regain compliance with the $1.00 minimum bid price requirement, which the Company would regain if the bid price of the Company’s common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days.  If the Company does not regain compliance with the minimum closing bid price requirement during this second 180-day compliance period, NASDAQ will provide written notice that the Company’s securities will be delisted from the NASDAQ Capital Market. At such time, the Company would be entitled to appeal the delisting determination to a NASDAQ Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: August 27, 2010	By:	/s/ Mark A. Keidel
Mark A. Keidel
President and Chief Operating Officer